EXHIBIT 99.1
                       RECENT DEVELOPMENTS

California Electric Industry Deregulation. In 1996, California enacted legislation restructuring California's investor-owned electric utility industry. The legislation and related decisions of the California Public Utilities Commission, or CPUC, were intended to stimulate competition and reduce electric rates.

As part of the framework for a competitive electric generation market, the legislation established the California Power Exchange, also known as the Cal PX. The Cal PX serves as a wholesale power pool to which the California investor-owned utilities are required to sell all of the electricity they generate and, except to the extent otherwise authorized by the CPUC, from which they are required to buy all of the electricity needed to serve their retail electric power consumers. The Cal PX also purchases electric power from non-utility generators through an auction process intended to establish competitive market prices for the power that it sells to the investor-owned utilities.

The restructuring legislation also established a transition cost rate freeze on amounts that the investor-owned utilities could charge their customers. The rate freeze was purposely designed to generate revenue levels assumed to be sufficient to provide the investor-owned utilities with a reasonable opportunity to recover the above-market ``stranded'' costs of their investments in electric generating assets. The legislation did not make any provision for an investor-owned utility to recover costs of purchased electricity that exceeded the rates that could be charged under the rate freeze. The rate freeze was to end as to each investor-owned utility when it recovered its stranded costs, but in no event later than March 31, 2002.

San Diego Gas and Electric Company (``SDG&E''), our subsidiary delivering electricity to customers in San Diego County and portions of Orange County, completed the recovery of its stranded costs in June 1999, and therefore is no longer subject to the transition cost rate freeze imposed by the restructuring legislation. As a result, unlike other California investor-owned utilities, SDG&E is no longer subject to the risk that rates charged to customers under the transition cost rate freeze would be insufficient to recover the cost of the purchased electricity that it distributes to customers.

With the transition cost rate freeze no longer applicable, SDG&E lowered its base rates (the portion of its rates not attributable to purchased electricity costs) and began to pass through to its customers, without mark-up, the cost of electricity purchased from the Cal PX. Initially, SDG&E's overall rates were lower than during the transition cost rate freeze, but they also became subject to fluctuation with the actual cost of electricity purchases.

Beginning in June 2000, the price of electricity purchased from the Cal PX increased dramatically. During the summer, the average cost of power was about 14 cents/kwh compared to 4.34 cents/kwh during the prior summer, and the wholesale cost of electric power continues to remain abnormally high.

These higher electricity prices were initially passed through to our customers and resulted in customer bills that in most cases were double or triple those from the prior year. This has resulted in legislative and regulatory responses.


Under California Assembly Bill 265, enacted in September 2000, a ceiling of 6.5 cents/kwh has been imposed on the cost of electricity that SDG&E may pass on to its customers on a current basis. The ceiling was made retroactive to June 1, 2000 and extends through the end of 2002. In addition, the CPUC is authorized to extend the ceiling through the end of 2003 if it determines that it is in the public interest to do so. In accordance with AB 265, the CPUC is also conducting a review into the prudence of our electric power purchasing practices. As a result of the new ceiling rate, even though SDG&E is no longer subject to the transition cost rate freeze, it is not currently able to pass through to its customers the full purchase cost of electricity that it provides.

SDG&E accumulates the amount that it pays for electricity in excess of the ceiling rate, or undercollected costs, in a balancing account. SDG&E expects to amortize these amounts, together with interest, in rates charged to customers following the end of the ceiling period. These undercollected costs are reflected in our financial statements as a non-current asset.

Our undercollected costs were $254 million at September 30, 2000, and we expect that our aggregate undercollected costs will continue to grow for as long as the ceiling rate is in effect. The rate at which we continue to accumulate undercollected costs will vary depending upon many factors, including the wholesale prices for available electric power, variations in the volume of electricity demanded by SDG&E's customers (which is significantly impacted by abnormal temperatures), regulatory decisions, and the availability and use of hedging transactions and other firm price commitments. Because of these and many other factors, the amount of undercollected costs that we will accumulate in future periods cannot be estimated with any reasonable certainty. However, based on recent NYMEX futures prices, SDG&E's present purchasing policies and typical customer demand, accumulated undercollections would be $420 million at December 31, 2000, $630 million at December 31, 2001, $840 million at December 31, 2002 and, if the rate ceiling is further extended by the CPUC through 2003, $1,060 million at December 31, 2003. Because of the number of factors that will determine our actual experience, our aggregate undercollections will be different from these amounts, and could vary significantly.

In October 2000, we requested that the CPUC freeze the commodity rate we can charge our customers at 6.5 cents/kwh instead of using that rate as a ceiling. Under a rate freeze, in those months when the electric commodity cost is less than 6.5 cents/kwh, we would be able to collect more revenue than our current cost of electricity to offset the undercollection incurred when wholesale power prices are above that rate. It is unlikely that the CPUC will act on our application until it has completed its review of the prudence of our electricity purchases.

We expect the CPUC to complete its review of our electricity purchases in the third quarter of 2001. Based upon our historical experience with the CPUC, we recorded an after-tax charge of $30 million during the third quarter of 2000 related to the recent legislative and regulatory actions associated with power acquisition costs.

While AB 265 and related CPUC decisions to respond to the high electricity rates will adversely affect the timing of revenue collections by SDG&E and related cash flows, they also affirm SDG&E's right to recover all of its prudently incurred costs of purchasing electricity for its customers.

The Federal Energy Regulatory Commission is investigating the electric bulk power markets and California's attorney general is investigating whether there has been market manipulation. Other investigations are also in process by the CPUC and the U.S. Attorney General's office. In addition, the California Joint Legislative Audit Committee recently approved an audit of the Cal PX. Consequently, additional legislative, regulatory and other proposals, including those of consumer groups, may be advanced or enacted that could significantly affect the rates that SDG&E may charge its customers. However, we will vigorously oppose, through regulatory proceedings and otherwise, any action that does not assure the ultimate collectibility of our costs of providing electric service.

Announced Litigation. Various news organizations have reported that a class action lawsuit has been filed against a number of energy generating, marketing and trading companies, including our subsidiaries Sempra Energy Resources and Sempra Energy Trading. The lawsuit reportedly alleges conspiracy and other anti-competitive conduct to raise wholesale electric prices in the California market. We have not been served with the lawsuit, but regard any allegations that our subsidiaries have engaged in unlawful conduct to be without merit.